Exhibit 10.1

Wells Fargo Bank, National Association 1800 Century Park East, 12th Floor Los Angeles, CA 90067	Bank of America, N.A. One Bryant Park New York, NY 10036	Goldman Sachs Bank USA 200 West Street New York, NY 10282

Wells Fargo Securities, LLC 550 S. Tryon Street, 6th Floor Charlotte, NC 28202	Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, NY 10036

CONFIDENTIAL

December 6, 2014

Hudson Pacific Properties, Inc.

Hudson Pacific Properties, L.P.

11601 Wilshire Blvd., Ste 600

Los Angeles, California 90025-0317

Attention: Mark T. Lammas

Re:	Project Redwood Term Loan Commitment Letter

$1.75 Billion Senior Unsecured Bridge Term Loan Facility

Ladies and Gentlemen:

Hudson Pacific Properties, Inc. (the “Parent” or “you”) has advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Goldman Sachs Bank USA, (“Goldman Sachs Bank” and, together with Wells Fargo Bank, Wells Fargo Securities, Bank of America and Merrill Lynch, the “Commitment Parties” or “we” or “us”) that Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”; together with Parent and the other Guarantors (as defined in the Term Sheet), collectively, the “Loan Parties”)) intends to acquire (the “Acquisition”), either directly or indirectly through one or more newly formed subsidiaries, a portfolio of real estate assets known as the “The Redwood Portfolio” (the “Portfolio”) from the Sellers (as defined on Annex B hereto) pursuant to the Purchase Agreement (as defined on Annex B hereto).

You have advised us that the total funds needed to (a) fund the purchase price for the Acquisition, (b) solely in the event that the Existing Credit Agreement Consent (as defined below) is not obtained prior to the Closing Date (as defined below), refinance existing indebtedness of the Borrower and its subsidiaries outstanding under the Existing Credit Agreement (as defined in the Term Sheet), (c) pay fees, commissions and expenses in connection with the Transactions (as defined below) and (d) finance ongoing working capital requirements and other general corporate purposes, will consist of:

(i) a senior unsecured bridge term loan of up to $1.75 billion to the Borrower (the “Facility”), all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”);

(ii) solely in the event that the Borrower is unable to obtain consent from the requisite lenders under its Existing Credit Agreement to permit the Acquisition and the other Transactions, in each case, to the extent necessary (the “Existing Credit Agreement Consent”) (it being understood that the obtaining of the Existing Credit Agreement Consent shall not be a condition to the Commitment), a senior unsecured revolving credit and term loan facility of up to $450 million (the “Backstop Facility”) on the terms and conditions set forth in that separate Commitment Letter dated as of the date hereof (the “Backstop Commitment Letter”) among the Parent, the Borrower, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC; and

(iii) the issuance by the Parent and the Borrower of a combination of common equity interests of the Parent and common partnership units of the Borrower (collectively, the “Equity Consideration”) in an amount such that, after giving effect to the Transactions, the Seller will own, directly or indirectly, less than fifty percent (50%) of the aggregate equity interest in the Parent and its subsidiaries, all on the terms and conditions set forth in the Purchase Agreement.

As used herein, the term “Transactions” means, collectively, the Acquisition, the borrowing under the Facility on the Closing Date, the entry into the Existing Credit Agreement Consent or, if applicable, the entry into the Backstop Facility and the borrowings thereunder on the Closing Date, the issuance of the Equity Consideration, and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date on which the Facility is closed is referred to as the “Closing Date”. Except as the context otherwise requires, references to the “Parent and its subsidiaries” or the “Borrower and its subsidiaries” will include the Portfolio after giving effect to the Acquisition.

1. Commitment. Upon the terms and subject solely to the conditions set forth in the Conditions Annex, (a) Wells Fargo Bank (in each case acting alone or through or with one or more affiliates selected by it) is pleased to advise you of its several commitment to provide to the Borrower fifty percent (50%) of the principal amount of the Facility, (b) Goldman Sachs Bank (in each case acting alone or through or with one or more affiliates selected by it) is pleased to advise you of its several commitment to provide to the Borrower twenty-five percent (25%) of the principal amount of the Facility, and (b) Bank of America (in each case acting alone or through or with one or more affiliates selected by it) is please to advise you of its several commitment to provide to the Borrower twenty-five percent (25%) of the principal amount of the Facility. The foregoing commitments shall be referred to herein, collectively, as the “Commitments” and individually each a “Commitment”. Wells Fargo Bank, Goldman Sachs Bank and Bank of America shall be referred to herein collectively as the “Initial Lenders” and, individually as an “Initial Lender”. The Initial Lenders shall be severally liable solely in respect of their respective Commitment, on a several, and not joint, basis.

2. Titles and Roles. Each of Wells Fargo Securities, Merrill Lynch and Goldman Sachs Bank (in each case acting alone or through or with affiliates selected by it) will act as a joint bookrunner and a joint lead arranger (in such capacities, collectively, the “Lead Arrangers” and individually each a “Lead Arranger”) in arranging and syndicating the Facility if Wells Fargo Securities elects to do so in accordance with Section 4 below. Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the fee letter, dated as of the date hereof, among the Commitment Parties and you (the “Fee Letter”) unless you and we shall agree in writing; provided that Wells Fargo Securities shall have the right, in consultation with you, to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of the Facility. It being further agreed that (x) each of the parties hereto shall execute a revised version of this Commitment Letter or an amendment or joinder hereto in customary form to reflect the commitment or commitments of any such institution (or its affiliate), (y) no other agent, co-agent, arranger or bookrunner (other than Wells

Fargo Securities) will have rights in respect of the management of the syndication of the Facility and (z) Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Facility. Each of Merrill Lynch and Goldman Sachs Bank will appear immediately to the right of Wells Fargo Securities in all such marketing materials or other documentation.

3. Conditions to Commitment. The Commitment and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Loan Documents (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Portfolio, the Parent, the Borrower and their respective subsidiaries and their respective businesses, the accuracy of which shall be a condition to the availability of the Facility on the Closing Date, shall be (i) such of the representations made in the Purchase Agreement by the Sellers or their subsidiaries or affiliates or with respect to the Portfolio, in the case of such representations to the extent they are material to the interests of the Lenders referred to below, but only to the extent that you or your affiliates, have the right to terminate your obligations under the Purchase Agreement or otherwise decline to close the Acquisition as a result of a breach of any such representations or any such representations not being accurate (those representations specified in clause (i), the “Specified Purchase Agreement Representations”) and (ii) the Specified Representations (defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in or referred to in the Conditions Annex are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet (as incorporated therein by reference to the Existing Credit Agreement (as defined in the Term Sheet)) relating to corporate existence of the Loan Parties and good standing of the Loan Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Loan Parties entering into and performance of the Loan Documents; no conflicts with or consents under the Loan Parties’ organizational documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (in the manner consistent with Annex C hereto); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; FCPA. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the commitments provided hereunder and the funding of the Facility on the Closing Date are subject solely to the conditions precedent set forth in the Conditions Annex, subject in each case to the Limited Conditionality Provision. The parties hereto agree to use good faith efforts to negotiate and finalize the Loan Documents reasonably in advance of the anticipated Closing Date.

4. Syndication.

(a) Wells Fargo Securities reserves the right, both prior to and after the Closing Date, to secure commitments for the Facility from a syndicate of banks, financial institutions and other entities in consultation with you (such banks, financial institutions and other entities committing to the Facility, including the Initial Lenders, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. Up to the first $250,000,000 of any such commitments from Lenders shall first reduce the Commitment of Wells Fargo Bank until the commitments of all Initial Lenders become equal and thereafter any such commitments will reduce each Initial Lender’s Commitment ratably. To assist Wells Fargo Securities in its syndication efforts, until the earliest of (x) the termination of the syndication of the Facility as determined by Wells Fargo Securities, and (y) 60 days after the Closing Date, you agree that you will, and will cause your representatives and advisors to, (i) provide promptly (and use commercially reasonable efforts to cause the Sellers (subject to the terms of the Purchase Agreement) to provide) to the Commitment Parties and the other Lenders upon request all information in our possession or control reasonably deemed necessary by Wells Fargo Securities to assist the Commitment Parties and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management available to prospective Lenders on reasonable prior notice, for a reasonable number of meetings and at reasonable times and places, (iii) host, with Wells Fargo Securities, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, Wells Fargo Securities in the preparation of one or more confidential information memoranda and other marketing materials in form and substance reasonably satisfactory to Wells Fargo Securities to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of Wells Fargo Securities benefit materially from the existing lending relationships of the Parent, the Borrower and their respective subsidiaries, and (vi) your ensuring that there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries, being offered, placed or arranged (other than the Facility, the Backstop Facility, any refinancing or upsizing of the Existing Credit Agreement, any Non-Recourse Acquisition Debt (as defined on Annex B hereto), or any other financing (including any offering, sale or placement of bonds) that is part of, or in lieu of, the financing contemplated for the Transactions) without the written consent of Wells Fargo Securities.

(b) Wells Fargo Securities and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Facility (in consultation with you and the Initial Lenders), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and Wells Fargo Securities will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Wells Fargo Securities will have sole discretion with respect to the allocation and distribution of fees among the Lenders. Notwithstanding Wells Fargo Securities’ right to syndicate the Facility and receive commitments with respect thereto, except as provided in the next succeeding sentence or otherwise agreed to by you, other than with respect to assignments by Goldman Sachs Bank to Goldman Sachs Lending Partners LLC (i) no Initial Lender shall be relieved or released from its obligations hereunder (including its obligation to fund the Facility on the Closing Date) in connection with any syndication, assignment or participation in the Facility, including its Commitment, until the funding under the Facility on the Closing Date has occurred, (ii) no assignment by any Initial Lender shall become effective with respect to all or any portion of the Commitment until the funding of the Facility and (iii) unless you and we agree in writing, each Initial Lender will retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with the syndication efforts as set forth herein, (a) it is understood that the Commitments hereunder are not conditioned upon your compliance with the foregoing or the syndication of, or receipt of commitments in respect of, the Facility and in no event shall the successful completion of the syndication of the Facility constitute a condition to the availability of the Facility on the Closing Date and (b) each Initial Lender agrees that, prior to the Closing Date and the funding of the Facility, no Initial Lender will be released from its Commitment in connection with any such syndication or assignment to any Lender unless (A) such assignment is made to a Lender that is reasonably acceptable to you (it being understood that each of the Lenders identified in writing by us to you as of the date hereof are acceptable to you) (each such Lender, an “Approved Lender”) and such Approved Lender has entered into an amendment or joinder with respect to this Commitment Letter committing to provide a portion of the Facility (in which case the Commitments hereunder shall be reduced ratably at such time by an amount equal to the portion of the Commitments assumed by such Lender) or (B) such Lender shall have entered into the applicable Loan Documents and funded the portion of the Facility required to be funded by it on the Closing Date.

5. Information.

(a) You represent, warrant and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Portfolio, the Parent, the Borrower and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) all financial projections concerning the Portfolio, the Parent, the Borrower and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties, it being understood that such Projections are not to be viewed as facts and that actual results may vary materially from the Projections, and no assurances can be given that the projected results will be realized. You agree that if, at any time, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. Solely as they relate to matters with respect to the Portfolio the foregoing representations, as to periods prior to the Closing Date, are made to your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Sellers, or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness), the Portfolio and the transactions contemplated hereby.

(b) You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Parent, the Borrower, the Sellers or their subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of Wells Fargo Securities, (A) you will assist, and cause your affiliates, advisors to assist, Wells Fargo Securities in the preparation of Informational Materials to be used in connection with the syndication of the Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”) and (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Notwithstanding the foregoing, you agree that Wells Fargo Securities may distribute the following documents to all prospective Lenders (including the Public

Lenders) on your behalf, unless you advise Wells Fargo Securities in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Facility, (y) financial information regarding the Parent and its subsidiaries (other than the Projections) and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheet and the Loan Documents. If you advise Wells Fargo Securities in writing (including by email) that any of the foregoing items (other than the Loan Documents) should not be distributed to Public Lenders, then Wells Fargo Securities will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide Wells Fargo Securities with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.

6. Indemnification. You agree to indemnify and hold harmless the Commitment Parties their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) for, from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including reasonable legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transactions or any related transaction contemplated thereby (including, without limitation, the execution and delivery of this Commitment Letter and the Loan Documents and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Facility, and will reimburse each Indemnified Party for all out-of-pocket expenses (including attorneys’ fees, expenses and charges) (collectively, “Losses”) within 10 business days of demand therefor. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s own gross negligence or willful misconduct or (ii) a material breach of the funding obligations of such Indemnified Party under this Commitment Letter. Notwithstanding anything to the contrary contained herein or in the Term Sheet, you shall in no event be required to indemnify or reimburse any Indemnified Party for any Losses to the extent resulting primarily from (1) the gross negligence, bad faith or willful misconduct of such Indemnified Party (or any of its controlled affiliates and controlling persons and its and their respective officers, directors, employees, agents, advisors and other representatives of such Indemnified Party (collectively, “related persons”), or a material breach of the funding obligations of such Indemnified Party under this Commitment Letter, in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment, or (2) disputes solely among Indemnified Parties (or their related persons) that do not involve or arise from an act or omission by you or your affiliate or any claims against any Indemnified Party in its capacity or in fulfilling its role as an agent or arranger. No Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Loan Documents or any other element of the Transactions. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

7. Expenses. In addition to your obligations set forth in section 6 above, but only to the extent required by and subject in all respects to the Fee Letter, you agree to reimburse each of the Commitment Parties, within 10 business days of demand therefor, for all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including, but not limited to, the reasonable fees, disbursements and other charges of Jones Day, as counsel to the Lead Arrangers and the Administrative Agent), including, without limitation, reasonable legal fees and expenses, due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak and communication costs, incurred in connection with the syndication and execution of the Facility and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter, the Loan Documents regardless of whether the Closing Date occurs.

8. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

9. Confidentiality.

(a) This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors for the purpose of evaluating, negotiating or entering into the Transactions who have been advised of their obligation to maintain the confidentiality of the Commitment Documents, (ii) as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Sellers in connection with their consideration of the Acquisition (provided that any information relating to pricing, fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) the Term Sheet to any ratings agency in connection with the Transactions, (vi) the Term Sheet (or the terms set forth therein) in any offering memoranda relating to any issuance and sale by the Borrower of unsecured notes in a public offering or in a Rule 144A or other private placement; (vii) as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Acquisition and the other transactions contemplated thereby to the extent customary or required in any public release or filing relating to the Acquisition and the other transactions contemplated thereby, and (viii) with our prior written consent. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Facility (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you or your respective representatives relating to the Facility or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made.

(b) The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (including without limitation in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, and the Commitment Parties’ and their affiliates’ employees, officers, directors, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing any defense available under state and federal securities laws including without limitation a “due diligence” defense, (vi) to the extent that such information is or was received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material) or (ix) with our prior written consent. Notwithstanding anything to the contrary, this paragraph shall cease to apply on the earlier of the Closing Date (in which case the confidentiality obligations set forth in this paragraph shall be superseded by the provisions of the Loan Documents in accordance with section 12 of this Commitment Letter) and one year following the date on which this Commitment Letter has been accepted by you.

(c) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Loan Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

10. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Commitment Parties and their respective affiliates (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Sellers or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Sellers or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Borrower, the Sellers or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Sellers or their affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest. In addition, please note that Goldman, Sachs & Co. has been retained by one or more of the Sellers or their affiliates (the “Sellside Client”) as the financial advisor (in such capacity, the “Financial Advisor”) to the Sellside Client or its affiliates in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, or Goldman Sachs and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the parties hereto acknowledges that, in such capacity, the Financial Advisor may recommend that the Sellside Client not pursue or accept your offer or proposal for the Acquisition, and may advise the Sellside Client in other manners adverse to your interests.

11. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and each of the Commitments and the undertakings of the Commitment Parties set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on December 8, 2014 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Commitment Parties by such time to the attention of J. Derek Evans, Senior Vice President, 1800 Century Park East, 12th Floor, Los Angeles, CA 90067; email: evansdj@wellsfargo.com; telephone: (310) 789-8931.

(b) In the event this Commitment Letter is accepted by you as provided above, the Commitments of the Initial Lenders and the agreements and the undertakings of the Commitment Parties set forth herein will automatically terminate (the date of such termination, the “Commitment Termination Date”) without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Facility), (ii) termination of the Purchase Agreement, (iii) the “Outside Date” (including as may be extended pursuant to the terms of the Purchase Agreement) (as defined in the Purchase Agreement) and (iv) 5:00 p.m. (Eastern Time) on the 210th day to occur after the date of your acceptance of this Commitment Letter, if the Closing Date shall not have occurred by such time.

12. Survival. The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitments or the undertakings of the Commitment Parties set forth herein (regardless of whether definitive Loan Documents are executed and delivered), and the sections relating to Syndication and Information shall survive until the completion of the syndication of the Facility; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Loan Documents upon the initial funding thereunder.

13. GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED HERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED PURCHASE AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND (Y) WHETHER A TARGET PROPERTY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING IN RESPECT OF THIS COMMITMENT LETTER OR ANY OF THE MATTERS CONTEMPLATED HEREBY, THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, AND IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HERETO HEREBY AGREE THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO YOU OR EACH OF THE COMMITMENT PARTIES WILL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING RELATING TO ANY SUCH DISPUTE. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN ANY OTHER COURTS WITH JURISDICTION OVER YOU OR EACH OF THE COMMITMENT PARTIES.

14. Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth herein and therein and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any verbal or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. Notwithstanding the foregoing or anything herein to the contrary, Goldman Sachs Bank may assign all of its obligations and rights hereunder and under the Fee Letter to Goldman Sachs Lending Partners LLC. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto (and their respective affiliates), the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arrangers, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ J. DEREK EVANS
	Name:	J. Derek Evans
	Title:	Senior Vice President

WELLS FARGO SECURITIES, LLC

By:	/s/ AMIT V. KHIMJI
	Name:	Amit V. Khimji
	Title:	Managing Director

MERRIL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ BRENT G. BOWMAN
	Name:	Brent G. Bowman
	Title:	Director

BANK OF AMERICA, N.A.

By:	/s/ HELEN CHAN
	Name:	Helen Chan
	Title:	Vice President

GOLDMAN SACHS BANK USA

By:	/s/ ROBERT EHUDIN
	Name:	Robert Ehudin
	Title:	Authorized Signatory

Agreed to and accepted as of the date first above written:

HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation

By:	/s/ MARK T. LAMMAS
Name:	Mark T. Lammas
Title:	Chief Financial Officer and Treasurer

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:	Hudson Pacific Properties, Inc.
a Maryland corporation,
its general partner

	By:	/s/ MARK T. LAMMAS
	Name:	Mark T. Lammas
	Title:	Chief Financial Officer and Treasurer

ANNEX A

SUMMARY OF TERMS AND CONDITIONS

Project Redwood

a $1.75 Billion Senior Unsecured Bridge Term Loan

BORROWER:	Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”).

GUARANTORS:	Hudson Pacific Properties, Inc. (“Hudson REIT”), and any subsidiary of Hudson REIT that is required to provide a guaranty from time to time under the Existing Credit Agreement (defined below) (each a “Guarantor” and collectively, the “Guarantors”; together with the Borrower, collectively, the “Loan Parties”); provided, however, that such subsidiaries will not be required to guaranty payment under the Facility (defined below) for so long as (a) Borrower obtains and thereafter maintains a rating of BBB- or higher from S&P, or Baa3 or higher from Moody’s (either of the foregoing, an “Investment Grade Rating”), and (b) any such subsidiary has not provided a guaranty to any other creditor.

RECOURSE:	The Facility shall be full recourse to the Borrower and the Guarantors.

JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS:	Wells Fargo Securities, LLC (“Wells Fargo Securities”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), and Goldman Sachs Bank USA (“Goldman Sachs”; and in such capacity, the “Lead Arrangers”).

ADMINISTRATIVE AGENT:	Wells Fargo Bank, National Association (“Wells Fargo Bank”; and in such capacity, the “Administrative Agent”).

LENDERS:	Wells Fargo Bank, Goldman Sachs Bank USA and Bank of America, N.A. together with a syndicate of other lenders acceptable to Wells Fargo Securities and Administrative Agent and determined in consultation with the Borrower (the “Lenders”).

FACILITY:	An up to $1.75 billion unsecured bridge term loan facility (the “Facility”, and the loan thereunder the “Bridge Term Loans”), as such amount shall be reduced as provided for under the Mandatory Prepayment and Commitment Reductions section of this Summary of Terms and Conditions below. The Facility will be fully funded on the date on which the Facility is closed (such date, the “Closing Date”). The Bridge Term Loans are not revolving and any amounts repaid may not be re-borrowed.

PURPOSE:	The proceeds of the Facility will be applied, first, to consummate the acquisition of “The Redwood Portfolio” (the “Acquisition”) pursuant to the terms of the Purchase Agreement and second, to pay fees and expenses incurred in connection with the Acquisition and the Facility (collectively, the “Transactions”).

MATURITY DATE:	364 days from the Closing Date (the “Maturity Date”).

OPTIONAL PREPAYMENT AND COMMITMENT REDUCTIONS:	The Borrower may voluntarily prepay, in whole or in part, at any time subject to payment of applicable LIBOR breakage fees. In addition, the Commitment may be permanently reduced at Borrower’s option.

MANDATORY COMMITMENT REDUCTIONS:

With respect to any Loan Party, an amount equal to 100% of the Net Cash Proceeds (as defined below) of each of the following shall automatically and permanently reduce, on a dollar-for-dollar basis, the Commitments under the Commitment Letter:

(i) any Interim Equity Financing (as defined in the Purchase Agreement) other than any Interim Equity Financing the net proceeds of which are used to repay existing indebtedness of the Parent and its subsidiaries up to an aggregate amount not to exceed the lesser of (x) 25% of the Net Cash Proceeds of all such Interim Equity Financings and (y) $125,000,000;

(ii) any Material Disposition (as defined below) other than Designated 1031 Dispositions (as defined below); and

(iii) any funded debt, including, without limitation, any increase in the term loan facilities evidenced by the Existing Credit Agreement (or any new or additional term loan added to the Existing Credit Agreement) (“Additional Term Loans”) and any secured project-level debt , but excluding (A) debt issued pursuant to the Backstop Commitment Letter; (B) refinancing of any existing indebtedness or refinancings thereof (but excluding any amounts in excess of the amount of indebtedness being refinanced); (C) intercompany debt among the Borrower and/or its subsidiaries; (D) any drawings or incremental indebtedness under the Existing Credit Agreement (other than Additional Term Loans); (E) any indebtedness incurred for the construction or redevelopment of the existing properties the proceeds of which are from (x) draws under existing construction or other existing property loans or (y) any refinancing, amendment or up-sizing of the existing Hudson/Icon indebtedness; or (F) up to $150,000,000 of non-recourse indebtedness for the acquisition of new properties from unaffiliated third parties (which shall not include the Sellers) (“Non-Recourse Acquisition Debt”).

MANDATORY PREPAYMENTS:

With respect to any Loan Party, 100% of the Net Cash Proceeds of each of the following shall (subject to exceptions to be mutually agreed) be applied to prepay the Bridge Term Loans.:

(i) any funded debt, including, without limitation, any increase in the term loan facilities evidenced by the Existing Credit Agreement (or any Additional Term Loans) and any secured project-level debt, but excluding (A) debt issued pursuant to the Backstop Commitment Letter; (B) refinancing of any existing indebtedness or refinancings thereof (but excluding any amounts in excess of the amount of indebtedness being refinanced); (C) intercompany debt among the Borrower and/or its subsidiaries; (D) any drawings or incremental indebtedness under the Existing Credit Agreement (other than Additional Term Loans); (E) any indebtedness incurred for the construction or redevelopment of the existing properties the proceeds of which are from (x) draws under existing construction or other existing property loans or (y) any refinancing, amendment or up-sizing of the existing Hudson/Icon indebtedness; or (F) up to $150,000,000 of Non-Recourse Acquisition Debt (which shall include the aggregate amount of Non-Recourse Acquisition Debt incurred prior to the Closing Date);

(ii) any equity issuances (other than any Designated Equity Issuance); and

(iii) any Material Disposition (other than any Designated 1031 Disposition).

“Designated Equity Issuance” shall mean (i) the Equity Consideration (as defined in the Purchase Agreement), and (ii) any other equity securities issued to finance the Acquisition.

“Designated 1031 Disposition” shall mean any disposition the net proceeds of which are applied, or are to be applied, to purchase a replacement property in a tax deferred exchange which qualifies for non-recognition of gain under Section 1031(a) of the tax code.

“Material Disposition” shall mean any non-ordinary course sale by the Borrower or any of its subsidiaries generating Net Cash Proceeds in excess of $5,000,000 in any transaction.

“Net Cash Proceeds” shall mean (a) with respect to any asset sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds actually received in respect of such asset sale, including property insurance or condemnation proceeds paid on account of any loss of any property or assets, net of (1) all reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses paid in connection therewith; (2) all taxes paid or reasonably estimated to be payable as a result thereof; (3) all payments made with respect to any obligation (A) that is secured by any assets subject to such asset sale, in accordance with the terms of any agreement or instrument with respect to a lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such asset sale, or by applicable law, be repaid (including pursuant to any mandatory prepayment or redemption requirement) out of the proceeds from such asset sale; (4) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such asset sale, or to any other person or entity (other than the Borrower or any of its subsidiaries) owning a beneficial interest in the assets disposed of in such asset sale; and (5) the amount of any reserves established by the Borrower or any of its subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such asset sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any equity issuance or debt incurrence, the aggregate amount of all cash proceeds actually received in respect of such equity issuance or debt incurrence, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated by the Borrower to be payable as a result thereof and, in the case of any indebtedness incurred by a subsidiary of the Borrower, subject to any limitations on distributions with respect to the proceeds thereof.

AMORTIZATION & MATURITY:	Except as required under the immediately preceding section hereof, interest only until the Maturity Date. The outstanding principal balance and all other outstanding amounts will be due in full on the Maturity Date.

DURATION FEE:	If the Bridge Term Loans, or any portion thereof, remain outstanding on any of the dates specified below (the “Payment Dates”), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, a duration fee on each such Payment Date (each, a “Duration Fee”) in an amount equal to (i) the applicable percentage corresponding to such Payment Date multiplied by (ii) the aggregate amount of the Bridge Term Loans outstanding on such Payment Date. Each such Duration Fee shall be fully earned and will be due and payable on the Payment Date applicable thereto.

Payment Date	Applicable Percentage
90 days following Facility closing date	0.35%
180 days following Facility closing date	0.50%
270 days following Facility closing date	0.50%

INTEREST RATE:

The pricing on the Facility shall be LIBOR or the Base Rate, as applicable, plus a margin (the “Applicable Margin”) determined based on the Leverage Based Pricing Grid as set forth in the applicable table on Exhibit A attached hereto.

The Applicable Margin shall be determined based on the ratio of Total Liabilities to Total Asset Value (each as defined in the Existing Credit Agreement) of the Borrower, on terms and conditions consistent with determinations of “Applicable Margin – Ratio” pursuant to that certain Amended and Restated Credit Agreement, dated as of September 23, 2014, by and among the Borrower, the lenders parties thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and an Issuing Bank, and the other agents parties thereto (as amended or otherwise modified from time to time, the “Existing Credit Agreement”); provided, that after the receipt of Credit Ratings (as defined in the Existing Credit Agreement) upon written notice to the Administrative Agent, the Borrower may irrevocably elect that at all times after such election the Applicable Margin with respect to the Facility shall be based on the Borrower’s Credit Rating in accordance with the ratings-based pricing grid set forth on Exhibit A attached hereto on terms and conditions consistent with determinations of “Applicable Margin – Rating” pursuant to the Existing Credit Agreement.

DOCUMENTATION:	The documentation for the Facility will include, among other items a credit agreement (the “Credit Agreement”) and guarantees (collectively, together with such other agreements and instruments required in connection therewith, the “Loan Documents”), all of which shall be in substantially the same form as the Existing Credit Agreement and the other loan documents executed in connection therewith, but modified to reflect the terms and conditions set forth in the Term Sheet and the nature of the Facility as a bridge facility and as otherwise mutually agreed. The provisions of this paragraph are referred to as the “Documentation Principles.”

REPRESENTATIONS, WARRANTIES, COVENANTS, EVENTS OF DEFAULT:	Same as documented in the Existing Credit Agreement (as modified by the Existing Credit Agreement Consent), including, without limitation, definitions and financial covenants, except as modified below and as otherwise modified as appropriate and reasonably necessary to reflect the terms and conditions set forth herein and to take into account the Transactions.

1. Ratio of Secured Recourse Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Secured Recourse Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates), to (ii) Total Asset Value to exceed 0.10 to 1.00, at any time. “Secured Recourse Indebtedness” means Secured Indebtedness that is also Recourse Indebtedness (each such term as defined in the Existing Credit Agreement).

2. Eligible Properties. The Target Properties listed on Exhibit B attached hereto shall be deemed “Eligible Properties” notwithstanding the requirements of the definition thereof in the Existing Credit Agreement.

3. Negative Pledge. The negative pledge shall expressly exclude existing unencumbered pool properties under the Existing Credit Agreement.

4. Restrictions on Intercompany Transfers. The restrictions on distributions and other inter-company transfers shall be revised to expressly permit such restrictions under the Existing Credit Agreement.

5. Unencumbered Asset Value. The 20% limitation on the maximum amount of the Unencumbered Asset Value attributable to Ground Leases shall not apply to the Target Properties that are Ground Leases.

6. Occupancy Rate. Section 4.1(d) of the Existing Credit Agreement shall not apply to the Target Properties; provided, however, that no Unimproved Land shall be included in the Unencumbered Pool.

ASSIGNMENTS:	Consistent with Existing Credit Agreement, provided that no consent to assignments from Borrower shall be required following the Closing Date.

CONDITIONS PRECEDENT:	The conditions precedent to the availability to the Bridge Term Loans shall only be those set forth in the Conditions Annex attached to the Commitment Letter, subject in all respects to the Limited Conditionality Provision.

INDEMNIFICATION:	Subject to the limitations in Section 6 of the Commitment Letter, the Borrower shall indemnify the Administrative Agent, Lenders, and their respective affiliates, partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives (each, an “Indemnitee”) for, from and against all losses, costs, claims, damages, penalties, judgments, liabilities, deficiencies and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such Indemnitee is a party thereto), which any of them may pay or incur arising out of or relating to the Credit Agreement, the other Loan Documents, the transactions contemplated thereby (including the Transactions) or the direct or indirect application or proposed application of the proceeds of any advance thereunder, except that the foregoing indemnity shall not apply to an Indemnitee to the extent that any losses, claims, etc. are the result of such Indemnitee’s bad faith, gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction.

EXPENSES:	Borrower shall pay on demand all costs, expenses and fees in connection with the Bridge Term Loans, the Facility, and the other transactions contemplated hereunder, including, without limitation, all reasonable fees and expenses for Administrative Agent’s consultants and counsel, whether or not the Loan Documents are executed or the Facility is funded (subject to any limitations set forth in the Fee Letter).

GOVERNING LAW AND EXCLUSIVE JURISDICTION:	The Loan Documents shall be governed by the laws of the State of New York and the parties thereto will submit to the exclusive jurisdiction of the state or federal courts therein.

EXHIBIT A

LEVERAGE BASED PRICING GRID

Leverage:	< 40%	≥ 40% and <45%	≥ 45% and <50%	≥ 50% and <55%	≥ 55%
Level	Level I	Level II	Level III	Level IV	Level V
Base Rate Margin*	30	35	45	60	90
LIBOR Margin*	130	135	145	160	190

*	In basis points per annum

RATING BASED PRICING GRID

Credit Rating:	A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	Non- Investment Grade
Level	Level I	Level II	Level III	Level IV	Level V
Base Rate Margin*	0	0	15	40	90
LIBOR Margin*	90	97.5	115	140	190

*	In basis points per annum

Any adjustment to the Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable compliance certificate or notice, as applicable, pursuant to the terms of the Loan Documents. In the case of the leverage based pricing grid, if the Borrower fails to deliver a compliance certificate, the Applicable Margin shall equal the percentage corresponding to Level V until the first day of the calendar month immediately following the month during which the required compliance certificate is delivered. In the case of the rating based pricing grid, if the Borrower fails to deliver a notice, but the Administrative Agent becomes aware of a change in the Credit Ratings of the Borrower, then the Administrative Agent may in its sole discretion adjust the Applicable Margin to the level corresponding to the new Credit Rating of the Borrower effective as of the first day of the calendar month immediately following the Administrative Agent becoming aware of such change.

EXHIBIT B

TARGET PROPERTIES

1.	1740 Technology Drive San Jose, CA
2.	2180 Sand Hill Rd. Menlo Park, CA
3.	333 Twin Dolphin Plaza 333 Twin Dolphin Drive Redwood City, CA
4.	555 Twin Dolphin Plaza 555 Twin Dolphin Drive Redwood City, CA
5.	Bay Park Plaza 555 & 557 Airport Blvd. Burlingame, CA
6.	Bayhill Office Center (4-7) 4 – 1111 Bayhill Dr. 5 – 950 Elm Ave. 6 – 1100 Grundy Lane 7 – 999 & 1001 Bayhill Dr. San Bruno, CA
7.	Campus Center at McCarthy Ranch – vacant land (Parcel 4) Milpitas, CA
8.	Campus Center at McCarthy Ranch 115, 135 & 155 N. McCarthy Blvd. Milpitas, CA
9.	Embarcadero Place 2100, 2200, 2300 & 2400 Geng Road Palo Alto, CA
10.

Gateway Office I, II & III

Gateway I – 2001 Gateway Place

Gateway IIA – 2055 Gateway Place

Gateway IIB – 2077 Gateway Place

Gateway IIC – 2099 Gateway Place

Gateway III – 2033 Gateway Place

Garage – 2005 Gateway Place

Garage – 2045 Gateway Place

San Jose, CA

11.	Metro Center 919 E. Hillsdale Blvd. Lot 9 (vacant parcel) Foster City, CA
12.	Metro Plaza 25, 101 & 181 Metro Drive San Jose, CA
13.	One Bay Plaza 1350 Bayshore Highway Burlingame, CA
14.	Patrick Henry Drive 3055 Patrick Henry Dr. Santa Clara, CA

15.	Peninsula Office Park 1, 3, 4, 5, 6, 8 & 9

Building 1: 2988 Campus Drive

Building 3: 2800 Campus Drive

Building 4: 2655 Campus Drive

Building 5: 2755 Campus Drive

Building 6: 2600 Campus Drive

Building 8: 2929 Campus Drive

Building 9: 2955 Campus Drive

San Mateo, CA

16.	Shorebreeze I & II Shorebreeze I: 275 Shoreline Dr. Shorebreeze II: 255 Shoreline Dr. Redwood City, CA
17.	Skyport land Parcel 4 – 1601 Technology Dr. San Jose, CA
18.	Skyport Plaza I 1700 Technology Dr. (tower 1) 1650 Technology Dr. (tower 2) 50 & 90 Skyport Dr. (retail) 1602 Technology Dr. (garage) 1652 Technology Dr. (garage) San Jose, CA
19.	Skyway Landing I & II I: 959 Skyway Rd. II: 999 Skyway Rd. Hangar: 955 Skyway Rd. San Carlos, CA
20.

The Concourse I, II, III, IV, V & VI

The Concourse Garage I & II

The Concourse – retail

224 & 226 Airport Parkway

1731, 1735, 1741 & 1745 Technology Drive

1757-1759 Technology Drive (retail)

San Jose, CA

21.	Towers at Shores Center 201 & 203 Redwood Shores Parkway 205 Redwood Shores Parkway (garage) Redwood City, CA
22.	3400 Hillview (f/k/a Xerox Campus) Palo Alto, CA
23.	Clocktower Square 600, 620, 630 & 660 Hansen Way Palo Alto, CA
24.	Foothill Research Center 4001, 4005, 4009 & 4015 Miranda Palo Alto, CA
25.	Lockheed 3176 Porter Palo Alto, CA

26.	Metro Center 950 Tower Lane (Metro Center Tower) 939 & 977 E. Hillsdale Blvd. (Metro Center Retail) 989 E. Hillsdale Blvd. Foster City, CA
27.	Page Mill Center 1500, 1510, 1520 & 1530 Page Mill Road Palo Alto, CA
28.	Palo Alto Square 3000 El Camino Real (6 bldgs. at this address – Palo Alto Square One-Six) Palo Alto, CA
29.	Techmart Commerce Center 5201 Great America Parkway Santa Clara, CA

ANNEX B

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

Closing and the making of the extensions of credit under the Facility will be subject solely to the satisfaction of the following conditions precedent:

1. Subject to the Documentation Principles, the Loan Documents, which shall be consistent, in each case, with the terms and conditions set forth in the Commitment Documents and otherwise reasonably satisfactory to the Administrative Agent, the Lead Arrangers, the Initial Lenders and the Borrower, will have been fully-executed and delivered to the Lead Arrangers.

2. The Administrative Agent shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), evidence of authorization, organizational documents, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Loan Party), officer’s certificate and a solvency certificate from the chief financial officer of the Borrower (in the form of Annex C attached hereto).

3. All required equity holder and board of directors (or comparable entity management body) authorizations shall have been obtained and shall be in full force and effect.

4. Since the date of the Purchase Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Target Property Material Adverse Effect (as hereinafter defined) that would result in a failure of a condition precedent to your obligation to consummate the Acquisition under the Purchase Agreement. As used herein, “Target Property Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Portfolio, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Target Property Material Adverse Effect or shall be taken into account when determining whether a Target Property Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any Target Property becoming an Eliminated Target Property (as defined in the Purchase Agreement) pursuant to the terms of the Purchase Agreement; (ii) any changes in general United States or global political, regulatory or economic conditions, or the capital, financial or securities markets, including changes in interest rates, to the extent that such Effects do not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, (iii) any changes generally affecting the industries or markets in which the Sellers operate to the extent that such changes do not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, (iv) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity (as defined below) having the effect of law (each a “Law”) of or by any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational (each, a “Governmental Entity”) after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, (vi) any actions taken, or the failure to take any action, if such action or failure to take action is at the written request or with the prior written consent of the Borrower, (vii) any Effect attributable to the negotiation, execution, announcement or other public disclosure or performance of the Purchase Agreement and the Transactions (as defined in the Purchase Agreement) or the impact of such negotiation, execution, announcement, disclosure or performance on relationships, contractual or otherwise, with customers, suppliers, tenants, lenders, employees, unions, licensors, joint venture partners or other persons with business relationships with Sellers, or any action by a Governmental Entity or any litigation, claim, action, suit, arbitration, alternative dispute resolution action, order, decree, writ, injunction, government investigation, proceeding or any other judicial or administrative proceeding, in Law or equity or dispute brought or threatened out of or relating from such negotiation, execution, announcement, disclosure or performance (provided that this clause (vii) shall not apply with respect to Section 4.3 of the Purchase Agreement), (viii) any failure by the Sellers to meet any internal projections, estimates or expectations of the Portfolio’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Sellers to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Target Property Material Adverse Effect” may be taken into account, unless such fact or occurrence is otherwise excluded from this definition), (ix) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism, civil disobedience or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Purchase Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Sellers, taken as a whole, relative to other similarly situated participants in the industries in which the Sellers operate generally, and (x) any disclosure by the Parent or its subsidiaries regarding its plans with regard to the conduct of the Portfolio following the Closing Date.

5. The Purchase Agreement and the disclosure schedules and exhibits thereto shall be reasonably satisfactory to the Initial Lenders (the Initial Lenders acknowledge and agree that the copy of the Asset Purchase Agreement among the sellers named therein (the “Sellers”), the Parent, and the Borrower delivered to the Initial Lenders on December 6, 2014, at 4:45 pm Pacific Time (including the versions of the exhibits and schedules thereto most recently delivered prior thereto) (collectively, the “Purchase Agreement”) has been reviewed by and is satisfactory to the Initial Lenders). The Acquisition shall have been or shall be, substantially simultaneously with the initial borrowing, consummated in accordance with the terms of the Purchase Agreement without giving effect to any amendments, modifications, supplements, waivers or consents by the Borrower or any of its affiliates thereto that are materially adverse to the interests of the Commitment Parties and not approved by the Initial Lenders (which approval shall not be unreasonably withheld, conditioned or delayed); provided that each of the following shall not be deemed to be materially adverse to the interests of the Commitment Parties: (A) any increase in the aggregate consideration funded with equity shall not be deemed to be materially adverse to the interests of the Commitment Parties (so long as after giving effect to such increase the Sellers and their affiliates do not own, directly or directly, 50% or more of the aggregate equity interests of the Parent and its subsidiaries); (B) subject to your obligations set forth under the section in the Term Sheet titled “Commitment Reductions”, any increase in the aggregate consideration funded with cash (including pursuant to Section 1.3 of the Purchase Agreement) shall not be deemed to be materially adverse to the interests of the Commitment Parties; (C) any change in the aggregate consideration pursuant to the terms of the Purchase Agreement, including as a result of (i) a Ground Lease Trigger Event and (ii) any proration pursuant to Section 1.7 of the Purchase Agreement, in each case, shall not be deemed to be materially adverse to the interests of the Commitment Parties; and (D) any reduction in the aggregate consideration of not more than ten percent (10%) (excluding any reduction contemplated by the foregoing clause (C)); provided, that in the case of this clause (D), to the extent that any such reduction reduces the cash portion of the aggregate consideration, then the aggregate amount of the Commitments shall be automatically reduced by a proportionate amount. Except as set forth in the proviso to the second sentence of this item 5, it is understood and agreed that any change in the amount or form of the purchase price (other than pursuant to the terms of the Purchase Agreement) shall be deemed to be materially adverse to the interests of the Commitment Parties unless approved by the Initial Lenders in writing.

6. Either (i) the Existing Credit Agreement Consent shall have been obtained, or (ii) concurrently with the funding of the Facility, the Backstop Facility shall have become fully effective on the terms and conditions set forth in the Backstop Commitment Letter and the indebtedness evidenced by the Existing Credit Agreement shall have been repaid in full and the commitments thereunder terminated.

7. The Initial Lenders shall have received:

(a) with respect to the Parent, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter (other than the fourth fiscal quarter) ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date; and

(b) projections prepared by management of balance sheets, income statements and cashflow statements of the Parent and its subsidiaries, on a consolidated basis, for the first four fiscal quarters after the Closing Date.

8. To the extent reasonably requested at least five (5) business days prior to the Closing Date, each Initial Lender shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

9. All fees and expenses due to the Commitment Parties, to the extent invoiced at least three (3) business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), required to be paid on the Closing Date (including the fees and expenses of counsel for the Lead Arrangers and the Administrative Agent) will have been paid or will be paid at the time of the initial funding of the Facility (which amounts may be offset against the proceeds of the Facility).

10. Subject to the Limited Conditionality Provision, the Specified Representations and the Specified Purchase Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

ANNEX C

FORM OF SOLVENCY CERTIFICATE

[ — ], 20

This Solvency Certificate is being executed and delivered pursuant to Section [ — ] of that certain [ — ] (the “Loan Agreement”); the terms defined therein being used herein as therein defined.

I, [ — ], the [chief financial officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Loan Agreement.

I further certify, in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the [Transactions] and the incurrence of the indebtedness and obligations being incurred in connection with the Loan Agreement and the [Transactions], that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate in my capacity as [chief financial officer/equivalent officer] of the Borrower on the date first written above.

By:
Name:
Title: